As filed with the United States Securities and Exchange Commission on May 20, 2025

Registration No. 333-139509
Registration No. 333-177818
Registration No. 333-206931
Registration No. 333-273640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-139509
FORM S-8 REGISTRATION STATEMENT NO. 333-177818
FORM S-8 REGISTRATION STATEMENT NO. 333-206931
FORM S-8 REGISTRATION STATEMENT NO. 333-273640
Under The Securities Act of 1933
__________________________
IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-3444218
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

377 Simarano Drive, Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip code)

IPG Photonics Corporation 2006 Incentive Compensation Plan
(As Amended and Restated May 23, 2023)
IPG Photonics Corporation 2025 Incentive Compensation Plan
(Full Title of the Plan)

Angelo P. Lopresti, Esq.
Senior Vice President, General Counsel and Secretary
IPG Photonics Corporation
377 Simarano Drive
Marlborough, Massachusetts 01752
(508) 373-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Stuart M. Cable, Esq.
Joseph C. Theis, Jr., Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☑	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by IPG Photonics Corporation (the “Registrant”):

— Registration Statement No. 333-139509 filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2006 registering 4,000,000 shares of the Registrant's common stock, par value $0.0001 per share (“Common Stock”), issuable under the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended and restated (the “2006 Plan”).

— Registration Statement No. 333-177818 filed with the SEC on November 8, 2011 registering 6,084,273 additional shares of Common Stock under the 2006 Plan.

— Registration Statement No. 333-206931 filed with the SEC on September 14, 2015 registering 279,192 additional shares of Common Stock under the 2006 Plan .

— Registration Statement No. 333-273640 filed with the SEC on August 3, 2023 registering 1,200,000 additional shares of Common Stock under the 2006 Plan.

The Registrant's Board of Directors approved the IPG Photonics Corporation 2025 Incentive Compensation Plan (the “2025 Plan”) on March 28, 2025, and the 2025 Plan was subsequently approved by the Registrant's shareholders on May 20, 2025. Pursuant to the terms of the 2025 Plan, any shares of Common Stock underlying an outstanding award under the 2006 Plan as of March 10, 2025 that expires without being exercised, or is forfeited, cancelled or otherwise terminated without a distribution to a participant of Common Stock, cash, or other benefit in lieu of Common Stock and any shares of Common Stock that are withheld by, or otherwise remitted to, the Registrant to satisfy a participant’s tax withholding obligations with respect to awards other than stock options or SARs granted under the 2006 Plan, will be issuable under the 2025 Plan.

In accordance with C&DI 126.43 and pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, we are filing this Post-Effective Amendment to provide that the Registration Statements shall also cover up to 1,941,807 shares of Common Stock subject to outstanding awards under the 2006 Plan as of March 10, 2025, that expire without being exercised, or is forfeited, cancelled or otherwise terminated without a distribution to a participant of Common Stock, cash, or other benefit in lieu of Common Stock and any shares of Common Stock that are withheld by, or otherwise remitted to, the Registrant to satisfy a participant’s tax withholding obligations with respect to awards other than stock options or SARs. All of the shares that are subject to this Post-Effective Amendment relating to the 2006 Plan are currently the subject of awards issued under the 2006 Plan and such shares will only become available for grant under the 2025 Plan to the extent the outstanding 2006 Plan awards expire without being exercised, or are forfeited, cancelled or otherwise terminated without a distribution to a participant of Common Stock, cash, or other benefit in lieu of Common Stock and any shares of Common Stock that are withheld by, or otherwise remitted to, the Registrant to satisfy a participant’s tax withholding obligations with respect to awards other than stock options or SARs. No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 6, 2025;

(c) The Registrant’s current reports on Form 8-K filed with the Commission on February 11, 2025, March 7, 2025, and April 11, 2025;

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s annual report on Form 10-K referred to in paragraph (a) above, to the extent filed not furnished; and

(e) The description of the Registrant’s common stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on December 7, 2006 pursuant to Section 12(b) of the Exchange Act, as updated by the description of the common stock contained in Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2020, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Article VIII of our Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that no director or officer of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. This provision does not eliminate or limit the liability of any of our directors or officers (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VIII of the Certificate of Incorporation further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article VI of the Certificate of Incorporation and Section X of our Amended and Restated Bylaws (“Bylaws”) provide that, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, we will indemnify any person (Covered Person) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the company or, while a director or officer of the company, is or was serving at the request of the company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. However, we will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by our board of directors.

In addition, Article VI of the Certificate of Incorporation and Section X of the Bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or otherwise.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
3.1*	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 1, 2023).
3.2*	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 23, 2023).
4.1*	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-136521 filed with the Commission on November 14, 2006).
4.2*	IPG Photonics Corporation 2025 Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement filed by the Registrant with the SEC on April 7, 2025)
5.1+	Opinion of Goodwin Proctor LLP (filed herewith).
23.1+	Consent of Deloitte & Touche LLP (filed herewith).
23.2+	Consent of Goodwin Proctor LLP (included in opinion filed as Exhibit 5.1).
24.1+	Power of Attorney (included on signature page).
+ Filed herewith.
* Incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
•(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
•(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
▪provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by
▪the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlborough, Massachusetts on this 20th day of May, 2025.

IPG PHOTONICS CORPORATION

By:	/s/ Mark M. Gitin
Mark M. Gitin
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Mark M. Gitin, Ph.D. and Angelo P. Lopresti, Esq., and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the post-effective amendment to the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, in connection with the registration under the Securities Act, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

[Signature Page Follows]

Signature	Title	Date

/s/ Mark M. Gitin Mark M. Gitin	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2025

/s/ Timothy P.V. Mammen Timothy P.V. Mammen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2025

/s/ Mary E. Buttarazzi Mary E. Buttarazzi	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2025

/s/ Gregory Beecher Gregory Beecher	Director	May 20, 2025

/s/ Jeanmarie Desmond Jeanmarie Desmond	Director	May 20, 2025

/s/ Gregory Dougherty Gregory Dougherty	Director	May 20, 2025

/s/ Kolleen Kennedy Kolleen Kennedy	Director	May 20, 2025

/s/ Eric Meurice Eric Meurice	Director	May 20, 2025

/s/ Natalia Pavlova Natalia Pavlova	Director	May 20, 2025

/s/ John Peeler John Peeler	Non-Executive Chair of the Board and Director	May 20, 2025

/s/ Eugene A. Scherbakov Eugene A. Scherbakov	Director	May 20, 2025

/s/ Agnes Tang Agnes Tang	Director	May 20, 2025